Exhibit 10.20.4

LEASE AMENDMENT THREE (Expansion/Not Co-Terminous)	CMD 174B (8/98)

THIS LEASE AMENDMENT THREE (“Amendment”) is made and entered into as of the 7th day of November, 2000, by and between CMD Realty Investment Fund IV, L.P., an Illinois limited partnership (“Landlord”) and Mesa Air Group, Inc., a Nevada corporation (“Tenant”).

A.          Landlord and Tenant are the current parties to that certain lease (“Original Lease”) dated October 16, 1998, for premises (the “Premises”) in the building (the “Building”) known as Three Gateway, located at 410 N. 44th Street, Phoenix, Arizona (the “Property,” as may be further described below), which lease has heretofore been amended or assigned by documents described and dated as follows: First Amendment to Lease dated March 9, 1999 and Second amendment to Lease dated November 8, 1999 (collectively, and as amended herein, the “Lease”).

B.          Tenant has requested that additional space in the Property be added to the Premises, and Landlord is willing to grant the same, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the parties do hereby agree as follows:

1.          Additional Premises; Early Termination. The space known as Suite 230 (the “Additional Premises”), the approximate location of which is shown on Exhibit A hereto, and which shall be deemed to contain 1,191 square feet of rentable area for purposes hereof, shall be added to and become a part of the Premises, commencing on November 15, 2000 (“Additional Premises Commencement Date”), and continuing through September 30, 2001 (“Additional Premises Expiration Date”), subject to the terms and conditions set forth hereinafter.

Either party shall have the option to terminate this Lease early, at any time after May 31, 2001, by providing the other party with at least thirty (30) days advance written notice of the effective early termination date (“Early Termination Date”), as though such date were the original expiration date set forth in this Lease (i.e., the earliest possible Early Termination Date would be June 1, 2001). Notwithstanding such early termination, Tenant shall timely pay all rentals and other charges under the Lease with respect to the Additional Premises, and shall comply with each and every term and provision hereof, accruing through the Early Termination Date (and all such obligations accruing through the Early Termination Date shall survive such termination, including, but not limited to, any rentals or other charges not yet determined or billed for such period with respect to the Additional Premises prior to the Early Termination Date). This early termination right is personal to Mesa Air Group, Inc. If Tenant shall sublease or assign the Lease with respect to all or any portion of the Premises, then immediately upon such sublease or assignment Tenant’s termination right herein shall concurrently terminate and become null and void. Notwithstanding anything contained herein to the contrary, if Tenant leases additional space in the Property, whether pursuant to an expansion right contained in the Lease or otherwise, this option to terminate by Tenant shall thereupon be null and void. Tenant’s option hereunder shall, at Landlord’s election, terminate if Tenant is in violation of the Lease at the time Tenant seeks to exercise such option, or at any time thereafter and prior to the Early Termination Date. Tenant’s exercise of such option shall not operate to cure any violation by Tenant of any of the terms or provisions in the Lease, nor to extinguish or impair any rights or remedies of Landlord arising by virtue of such violation.

2.          Base Rent For Additional Premises. The base or minimum monthly rent for the Additional Premises shall be $2,481.25 per month.

3.          Additional Rent; Tenant’s Share. On the Additional Premises Commencement Date, all other rentals or other charges based or computed on the square footage of the Premises, including without limitation, real estate taxes, and operating or other expenses of the Property, shall be adjusted proportionately to reflect the Additional Premises rentable square footage, such that Tenant’s share thereof shall be increased by 55/100 percent (0.55%) with respect to the Additional Premises, for a total of eleven and 69/100 percent (11.69%) with respect to the entire Premises including the Additional Premises, through the Additional Premises Expiration Date. The Expense Stop for the Additional Premises shall be the operating cost for the Building (as set forth in Section 7 of the Original Lease) for the calendar year 1998.

4.          Consolidated or Separate Billings. The minimum or base rentals, real estate taxes, operating or other expenses of the Property, and all other rentals and charges respecting the Additional Premises are sometimes herein called the “Additional Premises Rent”. Landlord may compute and bill the Additional Premises Rent (or components thereof) separately or treat the Additional Premises and Premises as one unit for computation and billing purposes.

5.          Prorations. If the Additional Premises Commencement Date and/or Additional Premises Expiration Date occurs other than on the beginning or end, respectively, of the applicable payment period under the Lease, Tenant’s obligations for base or minimum rentals, real estate taxes, operating or other expenses of the Property and other such charges shall be prorated on a per diem basis.

6.          Other Terms; Certain Provisions Deleted. On the Additional Premises Commencement Date, the Additional Premises shall be added to the Premises under the Lease, and all terms and conditions then or thereafter in effect under the Lease shall apply to the Additional Premises, except as provided to the contrary herein. Notwithstanding the foregoing to the contrary, this Amendment is intended to supersede any rights of Tenant under the Lease to expand, reduce or relocate the Premises, extend the term or terminate the Lease early, and all such provisions are hereby deleted.

7.          Condition of Additional Premises; Carpet Tenant has inspected the Additional Premises (and portions of the Building, Property, systems and equipment providing access to or serving the Additional Premises) or has had an opportunity to do so, and agrees to accept the same “AS IS” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, or regarding any other matter, except that Landlord shall, at Landlord’s sole expense, install carpet in the open area of the Additional Premises (i.e., that area which is uncarpeted as of the date of this Amendment; the open area to be carpeted specifically does not include the existing offices) with carpet selected by Landlord from the Building inventory of carpet (the “Work”). With respect to the Work: (i) Landlord shall use diligent, good faith efforts to substantially complete any such improvements to an extent that Tenant can reasonably occupy the Additional Premises by the Additional Premises Commencement Date set forth in this Amendment, subject to the other provisions of this Amendment, (ii) Tenant shall also use diligent, good faith efforts to cooperate, and to cause its space planners, architects, contractors, agents and employees to cooperate diligently and in good faith, with Landlord and any space planners, architects, contractors or other parties designated by Landlord, such that any such improvements to the Additional Premises can be planned, permits can be obtained, and the work can be substantially completed by the Additional Premises Commencement Date set forth in this Amendment, and (iii) in the event of any dispute as to whether any such improvements have been substantially completed, Landlord may refer the matter to Landlord’s independent architect, whose decision shall be final and binding on the parties.

8.          Additional Premises Commencement Date Adjustments.

a.          Additional Premises Commencement Date Adjustments and Confirmation. If the Additional Premises Commencement Date is advanced or postponed as provided below, the Additional Premises Expiration Date set forth above shall not be changed, unless Landlord so elects by notice to Tenant. In addition, if the Additional Premises Commencement Date, as so advanced or postponed herein, occurs other than on the first day of a calendar month, Landlord may further elect by notice to Tenant to: (i) extend the term with respect to the Additional Premises such that the Additional Premises Expiration Date is the last day of the calendar month in which it would otherwise occur, and/or (ii) adjust the dates for any fixed increases in the base rent for the Additional Premises such that they occur on the first day of the calendar month in which they would otherwise occur. Tenant shall execute a confirmation of the Additional Premises Commencement Date, Additional Premises Expiration Date and other dates as adjusted herein in such form as Landlord may reasonably request within ten (10) days after requested; any failure to respond within such time shall be deemed an acceptance of the matters as set forth in Landlord’s confirmation. If Tenant disagrees with Landlord’s adjustment of the Additional Premises Commencement Date, Additional Premises Expiration Date or other dates as adjusted herein, Tenant shall pay Additional Premises Rent and perform all other obligations commencing and ending on the date or dates determined by Landlord, subject to refund or credit when the matter is resolved.

b.          Early Additional Premises Commencement Date. The Additional Premises Commencement Date, Additional Premises Rent and Tenant’s other obligations respecting the Additional Premises shall be advanced to such earlier date as: (i) Landlord substantially completes any improvements to the Additional Premises required to be performed by Landlord under this Amendment to an extent that Tenant is able to occupy the Additional Premises, and Landlord delivers possession thereof, or (ii) Tenant, with Landlord’s written permission, otherwise commences occupying the Additional Premises. If either such events occurs with respect to a portion of the Additional Premises, the Additional Premises Commencement Date, Additional Premises Rent and Tenant’s other obligations shall be so advanced with respect to such portion (and fairly prorated based on the rentable square footage involved). During any period that Tenant shall be permitted to enter the Additional Premises prior to the Additional Premises Commencement Date other than to occupy the same (e.g., to perform alterations or improvements), Tenant shall comply with all terms and provisions of the Lease (including this Amendment), except those provisions requiring the payment of Additional Premises Rent. Landlord shall permit early entry, so long as the Additional Premises is legally available, Landlord has completed any work required of Landlord under this Amendment, and Tenant is in compliance with the other provisions of the Lease (including this Amendment), including the insurance requirements.

c.          Additional Premises Commencement Date Delays. Subject to the other provisions of this Amendment, the Additional Premises Commencement Date, Additional Premises Rent and Tenant’s other obligations respecting the Additional Premises shall be postponed to the extent Tenant is unable to reasonably occupy the Additional Premises because Landlord fails: (i) to substantially complete any improvements to the Additional Premises required to be performed by Landlord under this Amendment, or (ii) to deliver possession of the Additional Premises for any other reason, including holding over by prior occupants, except to the extent that Tenant, its space planners, architects, contractors, agents or employees in any way contribute to either such failures. If either such event occurs with respect to a portion of the Additional Premises, the Additional Premises Commencement Date, Additional Premises Rent and Tenant’s other obligations shall be so postponed with respect to such portion (and fairly prorated based on the rentable square footage involved). Any such delay in the Additional Premises Commencement Date shall not subject Landlord to liability for loss or damage resulting therefrom, and Tenant’s sole recourse with respect thereto shall be the postponement of Additional Premises Rent and other obligations described herein.

9.          Suite 800. Landlord and Tenant are currently parties to those certain License to Occupy Office agreements dated June 17, 1999 and October 18, 1999, each of which is for a portion of Suite 800. Tenant agrees that such agreements shall be deemed to be terminated as of November 15, 2000 and agrees to vacate Suite 800 in its entirety no later than November 15, 2000. Tenant shall pay Landlord 200% of the amounts then applicable under the License to Occupy Office agreements prorated, on a per square foot basis to reflect the rentable square footage of Suite 800, and a per diem basis for each day Tenant shall retain possession of Suite 800 or any part thereof after November 15, 2000, together with all damages sustained by Landlord on account thereof. Tenant shall pay such amounts on demand, and in the absence of demand monthly in advance. The foregoing provisions, and Landlord’s acceptance of any such amounts, shall not serve as permission for Tenant to hold-over (although Tenant shall remain a licensee-at-sufferance bound to comply with all provisions of the License to Occupy Office Space agreements Lease during any time Tenant retains possession thereof). Landlord shall have the right, at any time after November 15, 2000, to reenter and possess Suite 800 and remove all property and persons therefrom, and Landlord shall have such other remedies for holdover as may be available to Landlord under the Lease, the License to Occupy Office agreements or applicable laws.

10.          Confidentiality. Tenant shall keep the content and all copies of this document and the Lease, all related documents or amendments now or hereafter entered, and all proposals, materials, information and matters relating thereto strictly confidential, and shall not disclose, disseminate or distribute any of the same, or permit the same to occur, except to the extent reasonably required for proper business purposes by Tenant’s employees, attorneys, insurers, auditors, lenders, and permitted successors and assigns (and Tenant shall obligate any such parties to whom disclosure is permitted to honor the confidentiality provisions hereof), and except as may be required law or court proceedings.

11.          Real Estate Brokers. Tenant represents and warrants that Tenant has not dealt with any broker, agent or finder in connection with this Amendment, and agrees to indemnify and hold Landlord, and its employees, agents and affiliates harmless from all damages, judgments, liabilities and expenses (including reasonable attorneys’ fees) arising from any claims or demands of any broker, agent or finder with whom Tenant has dealt for any commission or fee alleged to be due in connection with this Amendment.

12.          Limitation of Landlord’s Liability. Tenant agrees to look solely to Landlord’s interest in the Property for the enforcement of any judgment, award, order or other remedy under or in connection with the Lease or any related agreement, instrument or document or for any other matter whatsoever relating thereto or to the Property or Premises. Under no circumstances shall any present or future, direct or indirect, principals or investors, general or limited partners, officers, directors, shareholders, trustees, beneficiaries, participants, advisors, managers, employees, agents or affiliates of Landlord, or of any of the other foregoing parties, or any of their heirs, successors or assigns have any liability for any of the foregoing matters. In no event shall Landlord be liable to Tenant for any consequential damages. If Landlord shall convey or transfer the Property or any portion thereof in which the Premises are contained to another party, such party shall thereupon be and become landlord hereunder, shall be deemed to have fully assumed all of Landlord’s obligations under this Lease accruing during such party’s ownership, including the return of any security deposit, and Landlord shall be free of all such obligations accruing from and after the date of conveyance or transfer.

13.          Offer. The submission and negotiation of this Amendment shall not be deemed an offer to enter into the same by Landlord. Tenant’s execution of this Amendment constitutes a firm offer to enter into the same which may not be withdrawn for a period of forty-five (45) days after delivery to Landlord. During such period, Landlord may proceed in reliance thereon and permit Tenant to enter the Additional Premises, but such acts shall not be deemed an acceptance. Such acceptance shall be evidenced only by Landlord signing and delivering this Amendment to Tenant.

14.          Whole Amendment; Full Force and Effect; Conflicts. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. As amended herein, the Lease between the parties shall remain in full force and effect. As an inducement for Landlord to enter into this Amendment, Tenant hereby represents that Landlord is not in violation of the Lease, and that Landlord has fully performed all of its obligations under the Lease as of the date on which Tenant signs this Amendment. In case of any inconsistency between the provisions of the Lease and this Amendment, the latter provisions shall govern and control. This Amendment may be further modified only in writing signed by both parties.

15.          Interpretation; Defined and Undefined Terms. This Amendment has been prepared from a generic form intended for use with a variety of underlying lease forms containing a variety of defined and undefined terms. This Amendment shall be interpreted in a reasonable manner in conjunction with the Lease. If an Exhibit is attached to this Amendment, the term “Lease” therein shall refer to this Amendment or the Lease as amended, and terms such as “Commencement Date” and “Lease Term” shall refer to analogous terms in this Amendment, all as the context expressly provides or reasonably implies. Unless expressly provided to the contrary herein: (a) any terms defined herein shall have the meanings ascribed herein when used as capitalized terms in other provisions hereof, (b) capitalized terms not otherwise defined herein shall have the meanings, if any, ascribed thereto in the Lease, and (c) non-capitalized undefined terms herein shall be interpreted broadly and reasonably to refer to terms contained in the Lease which have a similar meaning, and as such terms may be further defined therein. Notwithstanding the foregoing, the parties agree that terms such as “rentable area” and “rentable square feet” herein do not refer to similar such terms in the Lease, and include the so-called usable area, without deduction for columns or projections, multiplied by one or more load or conversion factors, to reflect a share of certain areas, which may include ground floor and elevator lobbies, corridors, mechanical, utility, janitorial, boiler and service rooms and closets, restrooms, and other common, public and service areas, as determined by Landlord in accordance with existing building records or other sound management practices.

16.          Development or Complex (If Applicable). The parties further agree as follows:

a.          Definition of Property. The term “Property” herein shall mean the Building, and any common areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, air rights, development rights, parking rights, skywalks, parking garages and lots, and any and all other rights, structures or facilities operated or maintained in connection with or for the benefit of the Building, and all parcels or tracts of land on which all or any portion of the Building or any of the other foregoing items are located. Landlord reserves the right to add land, buildings, easements or other interests to, or sell or eliminate the same from, the Property and grant interests and rights in the Property to other parties. If the Building shall now or hereafter be part of a development or complex of two or more buildings or structures collectively owned by Landlord or its affiliates, the Property shall, at Landlord’s option also be deemed to include such other of those buildings or structures as Landlord shall from time to time designate, and shall as of the date hereof include such buildings and structures (and related facilities and parcels on which the same are located) as Landlord shall be currently using in determining Tenant’s share of expenses and taxes.

b.          Expense and Tax Allocations and Tenant’s Share Adjustments. If the Property shall now or hereafter be part of or shall include a development or complex of two or more buildings or structures collectively owned by Landlord or its affiliates, Landlord may allocate expenses and taxes (or components thereof) within such complex or development, and between such buildings and structures and the parcels on which they are located, in accordance with sound accounting and management practices. In the alternative, Landlord shall have the right to determine, in accordance with sound accounting and management practices, Tenant’s share of expenses and taxes (or components thereof) based on such items for all or any such buildings and structures, and any common areas or facilities, easements, corridors, lobbies, sidewalks, loading areas, driveways, landscaped areas, air rights, development rights, parking rights, skywalks, parking garages and lots, and any and all other rights, structures or facilities operated or maintained in connection therewith or for the benefit thereof, and all parcels or tracts of land on which all or any portion of any of the other foregoing items are located; in such event, Landlord may adjust Tenant’s share to be based on the ratio of the rentable area of the Premises to the rentable area of such buildings as to which such expenses and taxes (or components thereof) are included. If Landlord is not furnishing all or any particular utility or service (the cost of which, if performed by Landlord, would be included in expenses) to a tenant during any period, Landlord may for such period exclude the rentable area of such tenant from the rentable area of the Property in computing Tenant’s share of the component of expenses for such utilities or services.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

LANDLORD:	CMD REALTY INVESTMENT FUND IV, L.P. [SEAL]
an Illinois limited partnership

	By:	CMD/Fund IV GP Investments, L.P.,
an Illinois limited partnership, its general partner

		By:	CMD REIM IV, Inc., an Illinois corporation,
its general partner

By: /s/ Lee Moreland
Name: Lee Moreland
Its: Vice President

TENANT:	Mesa Air Group, Inc. [SEAL]
a Nevada corporation

By: /s/ Michael J. Lotz
Name: Michael J. Lotz
Its: President & COO

CERTIFICATE

I, Michael J. Lotz, as President & COO of the aforesaid Tenant, hereby certify that the individual(s) executing the foregoing Lease on behalf of Tenant was/were duly authorized to act in his/their capacities as set forth above, and his/their action(s) are the action of Tenant.

(Corporate Seal)	/s/ Michael J. Lotz

EXHIBIT A

Floor Plate Showing Additional Premises

EXHIBIT A

Floor Plate Showing Additional Premises

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